UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Nautilus, Inc.

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Nautilus, Inc. mailed a letter to its shareholders on November 15, 2007. The text of the letter follows:

November 15, 2007

Dear Fellow Shareholder:

As you decide how to vote at the important special meeting of shareholders scheduled for December 18, 2007, do not be fooled by Sherborne’s empty rhetoric. Instead, consider the following and decide for yourself whether Edward Bramson and the other Sherborne nominees can legitimately represent your interests. We believe that our shareholders deserve better.

Your vote is extremely important. To ensure that Sherborne’s nominees do not seize control of your board, we urge you to vote AGAINST the removal of a majority of your board on the enclosed WHITE proxy card TODAY—by telephone, Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

The Story of Edward Bramson at Ampex Corporation

In our view—Bad Strategy, Bad Management, Bad Investment

Sherborne would have you believe that it is experienced in “undertak[ing] operational turnarounds.” However the three examples they tout include no publicly-listed U.S. companies and no companies in the fitness industry.

More importantly, Sherborne fails to disclose the unfortunate story of Ampex Corporation—a California-based company that prior to Edward Bramson’s involvement was the brand of choice for high-performance recording systems and magnetic tape media. We believe that once you review Bramson’s track record with Ampex, you will agree that Bramson and the other Sherborne nominees do not deserve to control the Nautilus board. Consider the chart below as you decide whether Edward Bramson, whose tenure at Ampex stretched from 1987 to February 2007 (just months before the company stated it “might be forced to reorganize under federal bankruptcy laws”1), and the other Sherborne nominees deserve control over your company’s board.

A dollar invested in Ampex at the IPO on July 17, 1992

was worth less than 2 cents on November 12, 2007.

[1]	Ampex Corporation Press Release, dated November 7, 2007.

[2]	Share price in the chart is adjusted to take into account the 2003 1-for-20 reverse stock split.

Mr. Bramson’s and Sherborne’s Involvement with Ampex

In 1987, Bramson was the president and CEO of a company that purchased Ampex for $479 million. In the full year immediately prior to this acquisition, Ampex had revenues of $522 million and a workforce of approximately 6,700 employees. After the acquisition, Ampex initially performed well. However in 1989, Ampex, with Bramson as Chairman and President of Ampex Group, Inc., decided to restructure and reduce its workforce. By January 1991, the company’s workforce had been reduced to approximately 4,500 employees from the 6,700 headcount at the time Ampex was acquired. During that same period, Ampex’s net income plummeted, from approximately $23 million to losses of approximately $8 million and $65 million in 1989 and 1990, respectively.

Between May 1987 and January 1991, Ampex had gone through three CEOs. Additionally, 38 of the vice presidents at Ampex as of December 1990 left within the following six months, some of whom left because of declining morale, or as indicated by one former executive, because the managers Bramson brought in “had no idea what was going on.”3 In January 1991, Bramson was named CEO of Ampex. By July 1992, the Ampex workforce had been reduced to approximately 3,000 employees, less than 50% of the workforce when Ampex was acquired. Additionally, revenues began dropping precipitously during this period, from approximately $318 million in 1991 to approximately $238 million in 1992 and $170 million in 1993.

The Disappointing Ampex Initial Public Offering

In 1992, Ampex conducted its initial public offering. Instead of selling shares at the originally estimated price range of $12 to $14 per share, the IPO was only able to garner investors at $6 per share. Based on the initial public offering price, Ampex was worth $102 million—a sharp reduction from the $479 million Bramson and his associates had paid just five years earlier.

After a Series of Unsuccessful Turnarounds, Ampex Now Faces Possible Bankruptcy

In October 1993, under Bramson’s leadership, Ampex announced that it would sell its videotape business and focus solely on the digital storage industry. This announcement was the culmination of five years’ worth of attempts to turn around Ampex. During this five-year period, Ampex lost approximately $500 million. By the end of 1993, Ampex had a workforce of around 800—approximately 88% fewer employees than in 1987 when Ampex was acquired. In May 1994, Ampex was delisted from The Nasdaq Stock Market as its stock price dipped below $1.00.

Focused primarily on digital storage, Ampex became marginally profitable, but Ampex was not able to increase its revenues, which steadily declined between 1989 and 2002 as demonstrated in the chart below. Beginning in 1998, under the leadership of Bramson, Ampex entered the Internet market through a series of investments. This new Internet strategy ultimately failed, ending in Ampex shutting down its streaming media content business. By 2001, Ampex had revenues of only $46 million, with losses of $27 million, and only 156 employees.

[3]	“Troubled Times for Tape Pioneer,” The San Francisco Chronicle, February 18, 1991.

Following the failure of its Internet video business, Ampex returned to its data storage business—a business that Bramson had previously decided to sell in 2000 to focus on the Internet. By going back to data storage, Ampex was able to reduce its losses. Nonetheless, in October 2003, Ampex received a notice of delisting from the American Stock Exchange—just four months after Ampex had implemented a 1-for-20 reverse stock split, which increased its stock price from $0.16 to $3.20 per share.

In October 2004, Ampex’s stock price increased as a result of profits from various licensing agreements. However, since then, Ampex’s stock price dropped steadily from a high of $55 in January 2005 to its current levels today of under $2 per share.

In February 2007, after 20 years of involvement in Ampex, Bramson resigned as chairman and CEO. The Ampex that Bramson left behind currently has a market capitalization of less than $7 million—a far cry from the $479 million purchase price paid in 1987. In fact, just months after Bramson left Ampex, the company reported that if it is unable to restructure its indebtedness, Ampex might be forced to reorganize under federal bankruptcy laws. It is certainly no surprise that Sherborne did not list Ampex as an example of Sherborne’s turnaround “expertise” in its proxy statement.

We Need Your Support to Prevent Edward Bramson and

the other Sherborne Nominees from Taking Control of Your Company’s Board

Your board is committed to protecting and enhancing the value of your investment in Nautilus. We believe that our strategic plan will lead to creating value for all Nautilus shareholders. We view the prospect of Edward Bramson and the other Sherborne nominees taking control of your board and replacing Bob Falcone, our recently named CEO, as completely counter to the best interests of all shareholders. In light of Mr. Bramson’s history at Ampex, why would shareholders give him and the other Sherborne nominees the ability to replace your newly hired CEO, control your company’s board, and, in effect, control your company’s operations?

Sherborne has stated that since three members of your board will remain in place, there will be continuity of leadership. However, one of these three remaining directors would be Bob Falcone, the very same Nautilus CEO that Sherborne intends to fire. One must ask whether Bob would be willing to remain on the board under such circumstances. If Bob leaves the board, Bramson and the other Sherborne nominees, as a majority of the Nautilus board, would be able to control the selection of a replacement director. In fact, if Bramson and the other Sherborne nominees obtain control of the board, they could ultimately replace all of the remaining incumbent directors. To add insult to injury, if Bramson and the other Sherborne directors are elected, all of the company’s secured indebtedness may be declared due and payable by the lenders.

Do You Trust Edward Bramson With Your Investment?

We believe Sherborne is an opportunistic hedge fund that is trying to take advantage of Nautilus’ first and only unprofitable quarter in its history as a public company. It appears to Nautilus that Bramson and the other Sherborne nominees have no relevant fitness industry experience and we are convinced that Bramson’s track record with Ampex is the very opposite of what one would want in a Nautilus director. Ask yourself if these individuals deserve to control a majority of your board?

You deserve better from potential board representatives than Edward Bramson and the other Sherborne nominees! Your current board is comprised of highly qualified directors that understand the fitness industry, have already taken swift and decisive steps to implement a turnaround strategic plan and who are dedicated to increasing value for ALL shareholders.

There is still time for you to protect your investment by voting AGAINST the removal of a majority of your board. Please follow the simple instructions on the enclosed WHITE proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card. To avoid invalidating your vote, please simply discard Sherborne’s Green proxy card.

On behalf of the Board of Directors,

Ronald P. Badie
Lead Independent Director

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Green proxy card sent to you by Sherborne.

If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone,

by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

###

Safe Harbor Statement:

Certain information included herein and in other company releases, reports or documents may contain forward-looking statements, including statements concerning the value of an investment in Nautilus, Inc. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission (the “SEC”), including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

In connection with the solicitation of proxies, Nautilus has filed with the SEC and mailed to shareholders a definitive proxy statement (the “Proxy Statement”). The Proxy Statement contains detailed information about Nautilus, the special meeting and individuals who are deemed to be participants in Nautilus’ solicitation of proxies. Nautilus’ shareholders are urged to read the Proxy Statement carefully in its entirety. Shareholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Nautilus through the website maintained by the SEC at www.sec.gov or at Nautilus’ website at www.nautilusinc.com.